CONVERTIBLE PROMISSORY NOTE-COMMON STOCK

$50,000

Frederick, Maryland
September 30, 2010

FOR VALUE RECEIVED, subject to the terms and conditions hereinafter set forth, the undersigned, BIOELECTRONICS CORPORATION, a Maryland corporation (the "Company" or the "Borrower"), promises to pay to the order of Ibex, LLC, a Virginia Limited Liability Corporation (the "Holder"), at its office at 201F Royal Street, Leesburg, VA 20175 or such other address as the Holder shall specify in writing to the Borrower, in immediately available funds, the principal amount of Fifty Thousand ($50,000.00) plus simple interest at the rate of Eight Percent (8%) per annum.

SECTION 1. PAYMENT OBLIGATION. If not sooner converted into "Common Stock" of the Company in accordance with Section 2 below, the principal amount and all accumulated interest of this Convertible Promissory Note shall be due and payable on September 30, 2012 (the "Maturity Date"). The outstanding principal balance hereunder shall begin to bear interest from date this Convertible Promissory Note is executed and shall continue until paid in full.

SECTION 2. CONVERSION.

2.1 At any time the Holder shall, at its option, be entitled to receive in lieu of payment of the indebtedness evidenced hereby, a number of shares of "Common Stock" (as defined below) equal to the quotient of (i) a sum equal to the entire outstanding principal and interest of this Convertible Promissory Note, divided by (ii) the "Conversion Price" of Seven One Hundredths of One cent ($.007) per share.

2.2 Issuance of Certificates. As promptly after the Conversion Date as reasonably practicable, the Company shall instruct its transfer agent to issue and deliver to the Holder at the address of the Holder set forth on the Company's records, without any charge to the Holder, a certificate or certificates (issued in the name of the Holder or, subject to the provisions of Section hereof, in such name as the Holder may designate) for the number of full shares of Common Stock of the Company issuable upon the conversion of this Convertible Promissory Note.

2.3 Status on Conversion. Upon conversion of this Convertible Promissory Note, the Holder shall be deemed to have become the stockholder of record of the shares of Common Stock into which this Convertible Promissory Note is converted on the Conversion Date.

2.4 Effect of Reclassification. Consolidation, Merger, etc, In case of the reclassification or change of outstanding shares of Common Stock, or in the case of any consolidation or merger of the Company with or into a corporation, or in the case of a sale or conveyance to another corporation of all or substantially all of the assets of the Company, this Convertible Promissory Note shall be convertible into the kind and number of shares of stock and/or other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which this Convertible Promissory Note might have been converted immediately before the time of determination of the stockholders of the Company entitled to- receive such shares of stock and/or other securities or

property. The Company shall be obligated to retain and set aside, or otherwise make fair provision for exercise of the right of the Holder to receive, the shares of stock and/or other securities or property provided for in this Section 2.4.

SECTION 3. SECURITY.

This Convertible Promissory Note is secured by a Security Agreement of even date herewith (the "Security Agreement") among the Borrower and the Holder. Reference hereby is made to the Security Agreement for a description of the collateral pledged pursuant thereto, and any holder of this Convertible Promissory Note is entitled to the benefit of the security interest provided therein.

SECTION 4. PREPAYMENT.

The principal amount of this Convertible Promissory Note may not be prepaid, in whole or in part, without the written consent of the Holder.

SECTION 5. DEFAULTS AND REMEDIES.

5.1 Events of Default. If the Borrower shall fail to pay any amount due under this Convertible Promissory Note within two days of the date when due, the Holder may, at its sole option, declare the entire amount of principal and accrued, unpaid interest on this Convertible Promissory Note immediately due and payable, by written notice to the Borrower, in which event the Borrower immediately shall pay to the Holder the entire unpaid principal balance of this Convertible Promissory Note together with accrued, unpaid interest thereon to the date of such payment.

5.2 Waivers. The Borrower waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and delinquence in taking any action to collect any sums owing under this Convertible Promissory Note or in a proceeding against any of the rights or interests in or to properties securing payment of this Convertible Promissory Note.

SECTION 6. MISCELLANEOUS.

6.1 Notices. Any and all notices, requests, demands, designations, consents, offers, acceptances or any other communications to be given by any party to any other party under the terms and conditions of this Convertible Promissory Note shall be in writing and personally delivered, or sent by first class mail, registered or certified, postage pre-paid, or sent by reputable overnight courier service, facsimile, telecopy or telex, addressed as follows, or to such other address as may be designated in writing by the party to which notice is to be sent:

If to the Borrower, to:

BioElectronics Corporation
4539 Metropolitan Court
Frederick, Maryland 21704
Attention: Chief Financial Officer

If to the Holder, to:

Ibex, LLC
201F Royal Street
Leesburg, VA 20175
Attention: Kelly Lorenz

6.2 Successors. All the covenants, agreements, representations and warranties contained in this Convertible Promissory Note shall bind the parties hereto and their respective heirs, executors, administrators, distributees, successors and assigns.

6.3 Governing Law. This Convertible Promissory Note is delivered in the State of Maryland and shall be construed and enforced in accordance with, and governed by, the laws of the State of Maryland without application of the conflict of laws provisions or principles thereof. All persons and entities in any manner obligated under this Convertible Promissory Note hereby consent to the jurisdiction of any federal or state court within the State of Maryland having proper venue, and also consent to service of process by any means authorized by federal or Maryland law.

6.4 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Convertible Promissory Note or the rights and duties of the parties in relation hereto, the prevailing party will be entitled, in addition to any other relief granted, to all costs and expenses incurred by such prevailing party, including, without limitation, all reasonable attorneys' fees.

6.5 Time of the Essence. Time is of the essence with respect to every provision hereof.

IN WITNESS WHEREOF, the parties have executed this Revolving Convertible Promissory Note as of the date first above written.

BioElectronics Corporation

By: Andrew Whelan
President
"Borrower"

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:

Ibex, LLC

By: Kelly Lorenz
Manager
"Holder"